Exhibit 99.1

News Release
L.B. Foster Reports Fourth Quarter and Full Year 2020 Operating Results
PITTSBURGH, PA, March 2, 2021 – L.B. Foster Company (NASDAQ: FSTR), a leading provider of products and services for the rail industry and solutions to support critical infrastructure projects, today reported its fourth quarter and full year 2020 operating results, which included the following performance highlights:

•Fourth quarter of 2020 net income from continuing operations was $2.3 million, or $0.21 per diluted share, a decrease of $2.62 per diluted share from the prior year quarter. Adjusted net income from continuing operations1 for the fourth quarter of 2020 was $2.5 million, or an adjusted $0.24 per diluted share1, a decrease of $0.09 per adjusted diluted share1 from the prior year quarter. Adjusted net income from continuing operations1 for the fourth quarter of 2020 excludes restructuring charges of $0.3 million, net of tax.

•Net sales for the fourth quarter of 2020 decreased by $25.8 million, or 18.2%, from the prior year quarter to $115.6 million. Of the $25.8 million decline, $13.3 million came from divisions that primarily serve midstream energy customers.

•New orders for the fourth quarter of 2020 were $134.4 million, a decline of 23.4% from the prior year, but increased 3.0% sequentially from the third quarter of 2020. Backlog increased by 8.4% to $248.2 million compared to the prior year, driven by increases in both the Rail Technologies and Services ("Rail") and Infrastructure Solutions ("Infrastructure") segments. The backlog increase continues to show signs of resiliency for freight rail, transit rail, and general infrastructure projects.

•Gross profit for the fourth quarter of 2020 was $21.7 million, a decline of 23.1% from the prior year quarter. Gross profit margin was 18.8% for the fourth quarter of 2020.

•Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and certain charges) from continuing operations1 for the quarter was $6.9 million, a decrease of $3.9 million from the prior year quarter. Adjusted EBITDA from continuing operations1 for the quarter excludes restructuring charges of $0.3 million. The fourth quarter of 2020 benefited from a $1.0 million reduction in stock-based compensation when compared to the prior year quarter.

•Net cash provided by continuing operating activities for the fourth quarter totaled $4.3 million, a decline of $11.7 million from the prior year quarter. Net cash provided by continuing operating activities for 2020 totaled $20.5 million as compared to $26.2 million in 2019.

•Net debt1 (total debt less cash and cash equivalents) decreased by $2.3 million from September 30, 2020 to $37.5 million as of December 31, 2020, resulting in an adjusted net leverage ratio1 of 1.2x as of December 31, 2020.

Impact of COVID-19
As a result of the ongoing pandemic, during the fourth quarter the Company continued to experience disruptions in supply chains, delays in deliveries to customers, and customer unwillingness to have L.B. Foster employees work on site where safe distance measures are difficult to follow, as well as general weakness in demand as certain travel and work restrictions continued to be in place in most areas. Most notably, the collapse in oil demand associated with reduced travel resulting from the COVID-19 pandemic, which led to a significant drop in demand for certain products and services offered by our Infrastructure segment, has persisted. In the rail, transit, friction management, steel construction, and fabricated bridge businesses governmental stay-at-home and work-from-home orders both in the U.S. and globally, particularly in the U.K., have resulted in reduced traffic and demand for our products and services, and many public works projects have been deferred or delayed as a result of pandemic mitigation efforts, adversely impacting our business. The Company anticipates continued disruption at least through the first half of 2021 as various restrictive measures have remained in effect in the major markets we serve. The Company has experienced minimal disruption with its on-premise workforce up to this point, and the Company expects to continue to operate under its pandemic protocols with minimal changes.

1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding adjusted net income, adjusted earnings per share, adjusted EBITDA, net debt (total debt less cash and cash equivalents), adjusted net leverage ratio, and related reconciliations to the comparable GAAP financial measures.

Resiliency in Rail and General Infrastructure Projects as Midstream Energy Markets Remain a Challenge
The Rail segment reported increased order activity during the fourth quarter in comparison with the third quarter of approximately $12.4 million, providing continued evidence of recovery from the pandemic in this segment. In addition, the book-to-bill ratio for this segment was 1.08 for 2020, which drove the year-over-year increase in backlog of $17.5 million. Infrastructure Solutions backlog increased by $1.7 million from prior year despite a $28.0 million decline in the Coatings and Measurement business unit, which principally serves the midstream energy market. The energy market continues to have an unfavorable outlook and the industry expects significant difficulties in funding ongoing development activity that requires the Company's services. As such, the Company has experienced continued weakness in new order activity in businesses serving the energy market and is forecasting sales to decline significantly year-over-year for its Coatings and Measurement business unit in 2021.

The Company's strong balance sheet should continue to allow the Company to effectively manage operations through the current environment and remain a leading provider of products and services to the global infrastructure markets. During the fourth quarter of 2020, the Company reduced its net debt1 to $37.5 million as of December 31, 2020 from $39.8 million as of September 30, 2020, a reduction of $2.3 million. The Company's adjusted net leverage ratio1 was 1.2x as of December 31, 2020, with total available funding capacity of $76.8 million as of December 31, 2020.

Change in Segment Reporting
Effective for the quarter and year ended December 31, 2020, the Company reorganized its operating structure to consolidate and better align the organization with future growth strategies. As a result of these changes, the Company now has two operating segments, the Rail Technologies and Services segment and the Infrastructure Solutions segment. For further information regarding this change in segment reporting, please see the Company's press release and Form 8-K dated February 16, 2021.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, "We capped off a year of extraordinary challenges as our management team quickly adapted to ongoing issues, allowing us to continue operating with minimal disruptions to protect our market positions and shareholders. We took several actions to maximize profit margins as sales volume declined, particularly in our divisions that serve energy customers where sales in the fourth quarter were 7.3% of total Company sales. Our total backlog increased by $19.2 million compared to December 31, 2019, comprised of a decline of $27.6 million in the Coatings and Measurement division, and an increase of $46.8 million, or 23.9%, in all other divisions driven by new infrastructure projects that include transit rail, bridge repair, highway construction, concrete buildings, heavy civil and commercial projects. Although ongoing delays in projects and on-site services complicated by pandemic protocols have hampered our ability to convert the backlog into sales, it is also an indication of a more resilient environment around rail products and general infrastructure projects.

"Capital spending increased in 2020 as we finalized a factory move previously planned in 2019, and replaced a rail delivery train that was retired. These were significant investments in very long-lived assets that don't occur very often. We were still able to reduce debt in 2020, bringing our net to $37.5 million at year end. Cash flow will likely be back end loaded in 2021 as we deal with converting the rising backlog into sales."

Regarding the reorganization of the Company's segments, Mr. Bauer stated, "The alignment we're creating within these two segments is going to provide clear line of sight around the opportunities for growth and asset leverage. During the past year, we have focused on ways to reduce cost and streamline operations as we faced challenging business conditions. Our goal was to emerge stronger, leaner, and focused on the actions that will create value for our shareholders. We took steps in 2020 to restructure certain businesses and exit others that were unattractive and didn't have a sustainable path to acceptable returns on capital. Among our diverse businesses in the Infrastructure Solutions segment, we will challenge the team to create scale around the most attractive markets and products. We will share more tools and assets exposing untapped leverage opportunities with customers and back office support that should result in lower costs and improved return on capital."

Fourth Quarter Results

•Fourth quarter of 2020 net sales of $115.6 million decreased by $25.8 million, or 18.2%, compared to the prior year quarter. The sales decrease was attributable to each of the Company's segments, with the Infrastructure and Rail segments declining by 25.0% and 12.5% respectively, from the prior year quarter. The decline in revenue was primarily driven by circumstances surrounding the pandemic, including its resulting effect on the already-weakened demand for crude oil, which primarily impacted the Infrastructure segment. The pandemic also impacted the Rail segment, causing reduced demand for its friction management consumables and delays in new rail and transit projects and services.

•Fourth quarter of 2020 gross profit of $21.7 million decreased by $6.5 million, or 23.1%, from the prior year quarter. Gross profit in each of the segments declined from the prior year quarter, primarily as a result of reduced sales volumes. Consolidated gross profit margin of 18.8% decreased by 120 basis points when compared to the prior year quarter. The reduction was mostly driven by Infrastructure gross profit margin, which decreased by 460 basis points, driven by the Coatings and Measurement business unit which primarily serves the midstream energy market. The decrease was partially offset by a 120 basis point improvement in Rail gross profit margin.

•Net income from continuing operations for the fourth quarter of 2020 was $2.3 million, or $0.21 per diluted share, compared to $30.2 million, or $2.83 per diluted share, in the prior year quarter. Adjusted net income from continuing operations1 for the fourth quarter of 2020 was $2.5 million, or an adjusted $0.24 per diluted share1 compared to adjusted net income from continuing operations1 for the fourth quarter of 2019 of $3.5 million, or an adjusted $0.33 per diluted share1. Adjusted net income from continuing operations1 for the fourth quarter of 2020 excludes restructuring charges, net of tax, of $0.3 million. Adjusted net income from continuing operations1 for the fourth quarter of 2019 excludes relocation and restructuring costs, net of tax, of $1.3 million, U.S. pension settlement expense, net of tax, of $1.6 million, and the income tax benefit from the valuation allowance release on the Company's U.S. deferred tax assets of $29.6 million.

•Fourth quarter of 2020 adjusted EBITDA from continuing operations1 was $6.9 million, a decrease of 36.3% compared to the prior year quarter. Adjusted EBITDA from continuing operations1 for the quarter excludes restructuring charges of $0.3 million. The fourth quarter of 2020 benefited from a $1.0 million reduction in stock-based compensation when compared to the prior year quarter.

•Selling and administrative expenses in the fourth quarter decreased by $2.3 million, or 11.6%, from the prior year quarter, primarily driven by decreases in personnel related costs of $3.1 million, partially offset by increases in general administrative expenses of $0.4 million and insurance expenses of $0.3 million. Selling and administrative expenses as a percent of net sales increased by 110 basis points from the prior year quarter to 15.0%.

•Net cash provided by operating activities from continuing operations for the quarter totaled $4.3 million, compared to $16.0 million in the prior year quarter. The $11.7 million decrease in net operating cash flow is primarily a result of decreased cash provided by changes in trade working capital when compared to the prior year quarter.

•Fourth quarter new orders were $134.4 million, a 23.4% decrease from the prior year quarter. New orders decreased in the Infrastructure segment by $27.3 million, or 33.8%, and in the Rail segment by $13.7 million, or 14.5%, compared to the prior year quarter.

Full Year Results

•Net sales for the year ended December 31, 2020 of $497.4 million decreased by $119.0 million, or 19.3%, compared to the prior year period. The decline was attributable to reductions in each of the operating segments with Infrastructure and Rail decreasing by 25.0% and 14.1%, respectively. The overall decline was primarily related to the impact of the pandemic which resulted in deteriorated conditions within the oil and gas market, reduced ridership and freight rail traffic, and project delays from pandemic related restrictions, including stay-at-home orders as well as the completion of the Port Everglades project in 2019, which produced $28.0 million of revenue during the prior year.

•Gross profit for the year ended December 31, 2020 decreased by $25.9 million, or 21.4%, from the prior year period to $95.0 million. The reduction was a result of declines in the Infrastructure and Rail segments of 30.6%, and 13.2%, respectively. Gross profit margin decreased by 50 basis points when compared to the prior year period, which was primarily attributable to the downturn in oil and gas impacting the Coatings and Measurement business unit, and, to a lesser extent, the inefficiencies resulting from the Precast Concrete Products facility relocation to Boise, ID.

•Net income from continuing operations for the year ended December 31, 2020 was $25.8 million, or $2.42 per diluted share, compared to net income from continuing operations of $48.0 million, or $4.51 earnings per diluted share, in the prior year period. Adjusted net income from continuing operations1 for the year ended December 31, 2020 was $10.5 million, or an adjusted $0.98 per diluted share1 compared to adjusted net income from continuing operations1 for the year ended December 31, 2019 of $21.3 million, or an adjusted

$2.00 per diluted share1. Adjusted net income from continuing operations1 for the year ended December 31, 2020 excludes restructuring and relocation costs, net of tax, of $1.9 million, a non-recurring benefit, net of tax, of $1.4 million from a distribution associated with the Company's interest in an unconsolidated partnership and a non-recurring income tax benefit of $15.8 million resulting from the sale of the IOS Test and Inspection business. Adjusted net income from continuing operations1 for the year ended December 31, 2019 excludes the effect of the valuation allowance tax benefit of $29.6 million, relocation and closure costs, net of tax, of $1.3 million, and U.S. pension settlement expense, net of tax, of $1.6 million.

•Adjusted EBITDA from continuing operations1 for the year ended December 31, 2020 was $32.0 million, a decrease of 32.5% compared to the prior year period. Adjusted EBITDA from continuing operations1 for the year ended December 31, 2020 excludes restructuring and relocation costs of $2.5 million and a non-recurring benefit of $1.9 million from a distribution associated with the Company's interest in an unconsolidated partnership. Adjusted EBITDA from continuing operations1 for the year ended December 31, 2019 excludes restructuring and relocation costs of $1.8 million and U.S. pension settlement expense of $2.2 million. The 2020 results benefited from a $2.0 million reduction in stock-based compensation when compared to the prior year.

•Selling and administrative expenses for the year ended December 31, 2020 decreased by $8.9 million, or 10.8%, from the prior year period, primarily driven by decreases in personnel related costs of $7.1 million and third-party professional services of $2.1 million. Selling and administrative expenses as a percent of net sales increased by 140 basis points from the prior year quarter to 14.8%.

•Net cash provided by continuing operating activities for the year ended December 31, 2020 totaled $20.5 million, compared to $26.2 million in the prior year period. The $5.7 million decrease in net operating cash flow is primarily a result of the year-over-year decrease in net income.

•New orders for the year ended December 31, 2020 decreased by $103.0 million, or 16.3%, from the prior year period, attributable to declines in both the Infrastructure and Rail segments. However, ending backlog as of December 31, 2020 was $248.2 million, a $19.2 million, or 8.4%, increase from the prior year period.

IOS Test and Inspection Services Divestiture
Since the middle of 2019, the upstream energy markets that the Company serves have deteriorated as prices of oil and natural gas declined due to weakening demand. This deterioration accelerated as a result of the global COVID-19 pandemic and the associated reduction in demand due to reduced travel and movement of goods throughout the world. As U.S. exploration and production companies have reduced production and implemented spending cuts, demand for much of what the Company did in its IOS Test and Inspection Services business had sharply declined. Customers are putting greater pressure on suppliers in a market that never fully recovered from the 2015 downturn, requiring additional capital as pricing deteriorates further. Consequently, the Company did not see a path to earning acceptable returns for the IOS Test and Inspections Services business. Due to these conditions, the Company sold its equity in this business on September 4, 2020 for gross proceeds of $4.0 million. As a result of this divestiture, the Company has reclassified the results of this business into discontinued operations.

Due to the sale of this business, the Company recognized approximately $19.0 million in tax benefits, including tax benefits recognized in discontinued operations, for the quarter ended September 30, 2020. In addition, the Company anticipates receiving approximately $9.0 million in tax refunds in the next year, primarily as a result of the acceleration of existing deferred tax assets as a result of the sale. The Company incurred a pre-tax loss on sale of approximately $13.2 million, which is included in discontinued operations. The pre-tax loss from discontinued operations, excluding the loss on sale, was approximately $8.2 million for the year-to-date period ending December 31, 2020.

Market Outlook
The significant year-over-year backlog increases of 16.9% for the Rail Products and Technologies segment and 1.3% for the Infrastructure Solutions segment as of the fourth quarter continue to highlight the ongoing activity in the markets served by these two segments despite the ongoing weakness in demand associated with the midstream energy market, rail and transit traffic volumes, and transportation related projects and services.

The Rail segment is anticipating further recovery in Rail Technologies, although continued pandemic-related lockdowns in the United Kingdom may hamper such recovery in the near term. Rail Products bookings were strong in the fourth quarter of 2020, reflecting a $15.1 million increase over the third quarter of 2020. As the Company monitors the budget shortfalls incurred by transit operators in all markets, projects associated with long-term planning have been moving forward. However, the Company is not expecting a notable improvement in the sales of consumable products until passenger and freight volumes improve.

The 1.3% increase in the Infrastructure Solutions segment backlog as compared to December 31, 2019 resulted from increases in the Fabricated Steel Products and Precast Concrete Products business units. The Fabricated Steel Products division experienced substantial year-over-year increases in backlog of $22.3 million. The Precast Concrete Products division continues to benefit from new infrastructure projects, which is reflected in a year-over-year backlog increase of $7.0 million. While this business often depends on municipal, state, and federal spending that may experience budget pressures, these programs could benefit from continued government spending on infrastructure and economic stimulus efforts related to civil construction projects. Offsetting these increases in the Infrastructure Solutions segment was the reduction in the Coatings and Measurement division's backlog, which fell by $27.6 million from December 31, 2019. This decline is primarily due to Coatings and Measurement's exposure to the midstream energy market, and the associated weakness in demand for oil in 2020. New orders for Coatings and Measurement reach its lowest point in the fourth quarter of 2020 at $6.1 million. Current project inquiries lead the Company to believe that the first half of 2021 will improve modestly from this level.

Fourth Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter and full year 2020 operating results on Tuesday, March 2, 2021 at 5:00 PM ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing (833) 614-1392 (U.S. & Canada) or (914) 987-7113 (International).

About L.B. Foster Company
L.B. Foster provides products and services for the rail industry and solutions to support critical infrastructure projects. The Company's innovative engineering and product development solutions inspire the safety, reliability, and performance it's customer's challenging requirements. The Company maintains locations in North America, Europe, and Asia. For more information, please visit www.lbfoster.com.
This release may contain forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, and any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; a continued deterioration in the prices of oil and natural gas and the related impact on the upstream and midstream energy markets; a continuation or worsening of the adverse economic conditions in the markets we serve, whether as a result of the current COVID-19 pandemic, including its impact on travel and demand for oil and gas, the continued deterioration in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the COVID-19 pandemic; environmental matters, including any costs associated with any remediation and monitoring; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent disposition of the IOS Test and Inspection Services business and acquisition of LarKen Precast, LLC and to realize anticipated benefits; costs of and impacts associated with shareholder activism; continued customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, or as updated and amended by our other periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	Unaudited		Unaudited
Sales of goods	$100,095	$115,338	$421,307	$505,200
Sales of services	15,481	25,993	76,104	111,228
Total net sales	115,576	141,331	497,411	616,428
Cost of goods sold	80,769	93,870	344,306	414,461
Cost of services sold	13,122	19,263	58,099	81,029
Total cost of sales	93,891	113,133	402,405	495,490
Gross profit	21,685	28,198	95,006	120,938
Selling and administrative expenses	17,371	19,653	73,644	82,524
Amortization expense	1,458	1,498	5,729	6,445
Interest expense - net	920	881	3,761	4,911
Other (income) expense - net	(201)	3,683	(2,110)	2,919
Income from continuing operations before income taxes	2,137	2,483	13,982	24,139
Income tax benefit	(143)	(27,718)	(11,841)	(23,835)
Income from continuing operations	2,280	30,201	25,823	47,974
Discontinued operations:
Loss from discontinued operations before income taxes	(414)	(3,778)	(23,979)	(6,742)
Income tax (benefit) expense	(229)	173	(5,738)	(1,336)
Loss from discontinued operations	(185)	(3,951)	(18,241)	(5,406)
Net income	$2,095	$26,250	$7,582	$42,568
Basic earnings (loss) per common share:
From continuing operations	$0.22	$2.90	$2.45	$4.61
From discontinued operations	(0.02)	(0.38)	(1.73)	(0.52)
Basic earnings per common share	$0.20	$2.52	$0.72	$4.09
Diluted earnings (loss) per common share:
From continuing operations	$0.21	$2.83	$2.42	$4.51
From discontinued operations	(0.02)	(0.38)	(1.71)	(0.51)
Diluted earnings per common share	$0.20	$2.46	$0.71	$4.00
Average number of common shares outstanding - Basic	10,563	10,422	10,540	10,410
Average number of common shares outstanding - Diluted	10,700	10,680	10,671	10,644

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2020	December 31, 2019
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$7,564	$14,178
Accounts receivable - net	58,298	73,616
Inventories - net	116,460	118,461
Other current assets	12,997	4,101
Current assets of discontinued operations	—	6,308
Total current assets	195,319	216,664
Property, plant, and equipment - net	62,085	60,435
Operating lease right-of-use assets - net	16,069	11,280
Other assets:
Goodwill	20,340	19,565
Other intangibles - net	36,897	42,113
Deferred tax assets	38,481	19,522
Other assets	1,204	1,119
Other assets of discontinued operations	—	34,473
TOTAL ASSETS	$370,395	$405,171
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$54,787	$63,029
Deferred revenue	7,144	8,446
Accrued payroll and employee benefits	9,182	13,194
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	119	2,877
Other accrued liabilities	15,740	15,560
Current liabilities of discontinued operations	330	5,638
Total current liabilities	95,302	116,744
Long-term debt	44,905	55,275
Deferred tax liabilities	4,085	4,751
Long-term portion of accrued settlement	24,000	32,000
Long-term operating lease liabilities	13,516	9,012
Other long-term liabilities	11,757	11,916
Long-term liabilities of discontinued operations	—	5,611
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	44,583	49,204
Retained earnings	165,107	157,525
Treasury stock	(12,703)	(16,795)
Accumulated other comprehensive loss	(20,268)	(20,183)
Total stockholders' equity	176,830	169,862
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$370,395	$405,171

Non-GAAP Disclosures

This earnings release discloses adjusted net income from continuing operations, adjusted diluted earnings per share (“EPS”) from continuing operations, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from continuing operations, adjusted EBITDA from continuing operations, net debt, and adjusted net leverage ratio, which are non-GAAP financial measures. The Company believes that adjusted net income from continuing operations is useful to investors as a supplemental way to compare historical periods without regard to various charges that the Company believes are unusual, non-recurring, unpredictable, or non-cash. The Company believes that EBITDA from continuing operations is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted net income from continuing operations, adjusted diluted earnings per share from continuing operations, and adjusted EBITDA from continuing operations adjusts for certain charges to net income from continuing operations and EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash. In 2020, the Company made an adjustment for a non-recurring benefit from a distribution associated with the Company's interest in an unconsolidated partnership. In 2020 and 2019, the Company made adjustments to exclude the impact of restructuring activities and site relocation. In 2019, the Company made adjustments to exclude the impact of the U.S. pension settlement expense and the income tax benefit from the release of the U.S. deferred tax asset valuation allowance. The Company made these adjustments to EBITDA, net income, and EPS because it believes that the adjusted items are unusual, non-recurring, unpredictable, or non-cash and their exclusion may enhance investors' ability to assess the Company's performance. The Company views net debt, which is total debt less cash and cash equivalents, and the adjusted net leverage ratio, which is the ratio of net debt to the trailing twelve-month adjusted EBITDA from continuing operations, as important metrics of the operational and financial health of the organization and are useful to investors as indicators of our ability to incur additional debt and to service our existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of adjusted net income from continuing operations, adjusted diluted earnings per share from continuing operations, EBITDA from continuing operations, adjusted EBITDA from continuing operations, net debt, and adjusted net leverage ratio are presented below (in thousands, except per share and ratio):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation
Net income from continuing operations, as reported	$2,280	$30,201	$25,823	$47,974
Relocation and closure costs, net of tax benefits of $90, $430, $636, and $430, respectively	258	1,338	1,909	1,338
Distribution from unconsolidated partnership, net of tax expense of $0, $0, $446, and $0, respectively	—	—	(1,428)	—
Income tax benefits resulting from the divestiture of IOS	—	—	(15,824)	—
U.S. pension settlement expense, net of tax expense of $0, $563, $0, and $563, respectively	—	1,647	—	1,647
Deferred tax asset valuation allowance reversal	—	(29,648)	—	(29,648)
Adjusted net income from continuing operations	$2,538	$3,538	$10,480	$21,311
Average number of common shares outstanding - Diluted, as reported	10,700	10,680	10,671	10,644
Diluted earnings per common share from continuing operations, as reported	$0.21	$2.83	$2.42	$4.51
Diluted earnings per common share from continuing operations, as adjusted	$0.24	$0.33	$0.98	$2.00

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA from Continuing Operations Reconciliation
Net income from continuing operations	$2,280	$30,201	$25,823	$47,974
Interest expense, net	920	881	3,761	4,911
Income tax benefit	(143)	(27,718)	(11,841)	(23,835)
Depreciation expense	2,012	1,959	7,850	7,944
Amortization expense	1,458	1,498	5,729	6,445
Total EBITDA from continuing operations	$6,527	$6,821	$31,322	$43,439
Relocation and restructuring costs	348	1,768	2,545	1,768
Proceeds from unconsolidated partnership	—	—	(1,874)	—
U.S. pension settlement expense	—	2,210	—	2,210
Adjusted EBITDA from continuing operations	$6,875	$10,799	$31,993	$47,417

	December 31,
	2020	2019
Net Debt Reconciliation
Total debt	$45,024	$58,152
Less: cash and cash equivalents	(7,564)	(14,178)
Net debt	$37,460	$43,974

	December 31,
	2020	2019
Adjusted Net Leverage Ratio Reconciliation
Net debt	$37,460	$43,974
Adjusted EBITDA	31,993	47,417
Adjusted net leverage ratio	1.2x	0.9x